Exhibit 10.17

Execution Version

Second Amendment Agreement

to

Assignment and transfer agreement

(“Second Amendment Agreement”)

dated

September 20, 2019

between

Pegasus Advanced Research SAS (formerly: Neurolifesciences SAS), 1, rue de Stockholm, 75008 Paris, France

(“Assignor” or “PEGASUS”)

and

NLS Pharmaceutics AG (formerly: NLS-1 Pharma AG), Alter Postplatz 2, 6370 Stans, Switzerland

(“Assignee” or “NLS AG”)

(together, the “Parties”)

relating to

the assignment and transfer of rights and obligations under a licence agreement

WHEREAS:

(1)	PEGASUS changed its legal name from Neurolifesciences SAS to Pegasus Advanced Research SAS on August 5, 2019;

(2)	NLS AG changed its legal name from NLS-1 Pharma AG to NLS Pharmaceutics AG on March 12, 2019;

(3)	The Parties entered into an assignment and transfer agreement, dated August 31, 2015 (“Assignment and Transfer Agreement” or “ATA”), according to which Assignor assigned and transferred to the Assignee all of its rights, titles, interest and obligations (in particular all rights related to the licence of patents and the purchase option right) under or in connection with a licence agreement with Assistance Publique Hôpitaux de Paris, Paris, France, dated February 12, 2015 (“Contractual Rights”);

(4)	The Parties amended the ATA by an Amendment Agreement to Assignment and Transfer Agreement, dated April, 10, 2017 (“Amendment Agreement”) in order to specify the execution agreement and as well as the arm’s length remuneration for the transfer of the Contractual Rights based on an independent valuation by Baker & McKenzie SCP, Paris;

(5)	The parties, in their Amendment Agreement, defined additional, conditional considerations upon achievement of certain events (“Milestone Payments”) that reflected the anticipated value of the Contractual Rights at the time of transfer, taking into account the timing and probability of each predefined event (“Milestone”);

(6)	The parties note, that no Milestone has been reached so far due to external circumstances leading to a significant delay in the possible launch of the products covered by the Contractual Rights (not foreseen before 2024-2025).

(7)	In view of the delays, the parties now mutually agree in this Second Amendment Agreement to Assignment and Transfer Agreement (“Second Amendment Agreement”), to revise the arm’s length remuneration to a royalty fee on sales (“Royalty”) in order to reflect the changed circumstances;

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES ABOVE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	AMENDMENT of Section 1 of THE ASSIGNMENT AND TRANSFER AGREEMENT As Amended by the Amendment agreement: Royalty

1.1	In addition to the Execution Payment as set forth in Section 1 of the ATA, Assignor shall only be entitled to a Royalty to be paid by Assignee to Assignor in recognition of the assignment and transfer of the rights as set forth in the ATA.

1.2	The Parties agree on a Royalty of 1.8% of annual net sales (including sublicensee sales) realized upon the commercialization of products developed on the basis of the Contractual Rights during their use patent lifetime.

“Net Sales” means the aggregate amount collected by NLS AG in respect of the sale of the products developed on the basis of the Contractual Rights over the life time of its use patent after making reasonable deductions therefrom for discounts (including cash discounts and quantity discounts), cash and non-cash coupons, credit-notes, charge-back payments, free of charge products and rebates, as well as credits or allowances actually granted upon claims, damaged goods, rejections or returns of such products, including any such products returned in connection with recalls or withdrawals included in any invoice price, provided that in any case where the products are (a) directly or indirectly by NLS AG to any member of the NLS Group or (b) are sold other than on arm’s length terms, then the Net Sales value shall be calculated by reference to the higher of the (i) highest price at which any such sale of the products took place under (a) or (b) above and (ii) the price at which such products are ultimately disposed of in an arm’s length transaction to an unconnected third party.

“NLS Group” means a member of the group consisting in NLS AG and any other entity owned by NLS AG, or owned by NLS AG, or having a common shareholder than NLS AG, in each case at more than 50% in terms of voting and economic rights, and any other entity considered as a related party under Article 57 of the French tax code.

1.3	The Parties further agree to reduce the agreed Royalty by half to 0.9% of annual net sales in the case of an issuance of a revised Notice of Allowance by the United States Patent and Trademark Office or any other measure limiting a valid patent claim with regard to the Contractual Rights during their use patent lifetime.

1.4	Finally, the parties agree that no Royalty should be due upon the launch of a competing generic product during the use patent lifetime with regard to the Contractual Rights, effectively reducing the Royalty to nil.

“Competing Generic Product” means, with respect to the Contractual Rights, any product containing mazindol as active ingredient indicated for the treatment of Attention Deficit Hyperactivity Disorders, or ADHD, commercialized in any of the territories covered by the use patent of mazindol for ADHD included in the Contractual Rights

For the avoidance of doubt, the sole proprietorship in the Contractual Right shall still have transferred from Assignee to Assignor in their entirety.

2.	No further Changes

Other than as set forth herein, no further amendments shall be made to the ATA (as revised by the Amendment Agreement) and the ATA shall remain in full force and effect (with the exception of the amendment of Section 1 as set out above).

3.	governing law and jurisdiction

3.1	This Second Amendment Agreement shall in all respects be governed by and construed in accordance with Swiss law.

3.2	All disputes arising out of or in connection with this Second Amendment Agreement, including disputes regarding its conclusion, validity, binding effect, amendment, breach, termination or rescission shall be subject to the exclusive jurisdiction of the ordinary courts of Zurich, Canton of Zurich, Switzerland, venue being Zurich 1.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above

Pegasus Advanced Research SAS

/s/ Eric-Jean Desbois
Eric-Jean Desbois – Président

NLS Pharmaceutics AG

/s/ Ronald Hafner
Ronald Hafner—Chairman of the Board

/s/ Alexander Zwyer
Alexander Zwyer – CEO

4